Exhibit 99.1

NovaDel Reports Financial Results for Year Ended December 31, 2010

Bridgewater, NJ – March 29, 2011 - NovaDel Pharma Inc. (OTC BB: NVDL), a specialty pharmaceutical company that develops oral spray formulations of marketed pharmaceutical products, today reported financial results for the year ended December 31, 2010.

Financial Results

For the year ended December 31, 2010, the net loss was $2.7 million, or $0.03 per share, compared to a net loss of $7.6 million, or $0.12 per share, for the same period in 2009.  Cash and cash equivalents totaled $0.9 million at December 31, 2010.

Total revenue increased to $2.8 million for the year ended December 31, 2010 from $.04 million for the same period in 2009.  The increase in revenue was primarily the result of recognizing milestone and license fees earned in 2010.

Total operating expense decreased to $5.8 million for the year ended December 31, 2010, from $6.5 million for the same period in 2009.  Research and development expense increased to $2.8 million for the year ended December 31, 2010, from $2.5 million for the same period in 2009. We successfully completed our pilot PK study for Duromist™, our sildenefil oral spray product, and are moving forward with a clinical program with an anticipated filing of an NDA by the end of 2011.  General and administrative expense decreased to $3.0 million for the year ended December 31, 2010, from $4.0 million for the same period in 2009.

“Our 2010 results represent an improvement over the prior year results.  We ended 2010 with a modest amount of cash, however this amount was buttressed in the first quarter of 2011 by a milestone payment from a licensee, a grant from the U.S. government, and a capital raise.  In addition, our licensees launched our NitroMist® and Zolpimist™ products in early 2011.  We believe NitroMist and Zolpimist will be well accepted in the marketplace, and we anticipate the initiation of royalty revenue in 2011” remarked Steven B. Ratoff, our Chairman and CEO.  “We believe our efforts provide a foundation for the further development of our product pipeline and we will continue to progress the development of Duromist as well as control our costs during 2011.”

Recent Accomplishments

•	In January 2011, we received a $500,000 milestone payment from Akrimax Pharmaceuticals.

•	In January 2011, NitroMist was launched in the U.S. by our marketing partner Akrimax Pharmaceuticals.

•	In February 2011, Zolpimist was launched in the U.S. by our marketing partner ECR Pharmaceuticals, a subsidiary of Hi-Tech Pharmacal.

•	In February 2011, we received $244,479 for the grant awarded in 2010 under the IRS’ Qualifying Therapeutic Discovery Project program.

•	In February 2011, we received gross proceeds of $1.6 million from the sale of 1,667 shares of our preferred stock.

About NovaDel Pharma

NovaDel Pharma Inc. is a specialty pharmaceutical company that develops oral spray formulations of marketed pharmaceutical products.  The Company’s patented oral spray drug delivery technology seeks to improve the efficacy, safety, patient compliance, and patient convenience for a broad range of prescription pharmaceuticals.  NovaDel has two marketed products that have been approved by the FDA:  NitroMist® for the treatment of angina, and Zolpimist™ for the treatment of insomnia.  NovaDel’s leading product candidate, Duromist™, is being developed for the treatment of erectile dysfunction.  The Company also has product candidates that target nausea, migraine headache and disorders of the central nervous system.  NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (OTC BB: NVDL), visit our website at www.novadel.com.

Forward-looking Statements:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the ability of third parties to commercialize the Company’s products, the successful completion of its clinical trials, including pilot pharmacokinetic feasibility studies, the successful completion of its preclinical studies, the ability to develop products (independently and through collaborative arrangements), the Company’s ability to obtain additional required financing to fund its research programs, the ability to commercialize and obtain FDA and other regulatory approvals for products under development, and the acceptance in the marketplace for oral spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control.

In addition, our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any of our products could materially impact the Company's actual results. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report on Form 10-K for the period ended December 31, 2010 filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.  We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Contacts:

Steven B. Ratoff
(908) 203-4640
Chairman and Chief Executive Officer
NovaDel Pharma Inc.
sratoff@novadel.com

NovaDel Pharma Inc.
Balance Sheets

Assets	December 31, 2010	December 31, 2009
Current assets:
Cash and cash equivalents	$900,000	$2,663,000
Receivables	744,000	—
Prepaid expenses and other current assets	346,000	1,430,000

Total current assets	1,990,000	4,093,000

Property and equipment, net	221,000	324,000
Other assets	7,000	36,000

Total assets	$2,218,000	$4,453,000

Liabilities and stockholders’ deficiency
Current liabilities:
Accounts payable	$356,000	$195,000
Accrued expenses and other current liabilities	146,000	117,000
Current portion of deferred revenue	3,259,000	4,266,000
Derivative liability	611,000	—
Current portion of capital lease obligations	—	10,000
Total current liabilities	4,372,000	4,588,000

Non-current portion of deferred revenue	3,689,000	4,202,000
Non-current portion of capital lease obligations	—	4,000

Total liabilities	8,061,000	8,794,000

Commitments and contingencies

Stockholders’ deficiency
Preferred stock, $.001 par value:
Authorized 1,000,000 shares, none issued	—	—
Common stock, $.001 par value:
200,000,000 shares authorized, 98,681,029 and 88,343,457 issued and outstanding at December 31, 2010 and 2009, respectively	99,000	89,000
Additional paid-in capital	79,496,000	78,342,000
Accumulated deficit	(85,432,000)	(82,766,000)
Less: Treasury stock, at cost, 3,012 shares	(6,000)	(6,000)

Total stockholders’ deficiency	(5,843,000)	(4,341,000)

Total liabilities and stockholders’ deficiency	$2,218,000	$4,453,000

NovaDel Pharma Inc.
Statements of Operations

	Year Ended December 31,
	2010	2009	2008
Revenue:
License fees	$1,519,000	$266,000	$361,000
Milestone fees	1,063,000	156,000	—
Other	244,000	—	—

Total revenue	2,826,000	422,000	361,000

Operating expenses:
Research and development	2,786,000	2,473,000	3,878,000
General and administrative	3,008,000	4,044,000	4,722,000
Loss on assets held for sale	—	—	351,000

Total operating expenses	5,794,000	6,517,000	8,951,000

Loss from operations	(2,968,000)	(6,095,000)	(8,590,000)

Other income (expense):
Change in derivative liability	302,000	360,000	—
Loss on disposal of fixed assets	—	(745,000)	—
Interest expense	(1,000)	(2,160,000)	(1,868,000)
Interest income	1,000	6,000	137,000

Loss before income tax benefit	(2,666,000)	(8,634,000)	(10,321,000)

Income tax benefit	—	(1,057,000)	(735,000)

Net loss	$(2,666,000)	$(7,577,000)	$(9,586,000)

Basic and diluted loss per common share	$(0.03)	$(0.12)	$(0.16)

Weighted average common shares outstanding - basic and diluted	95,618,000	61,346,000	59,592,000